As filed with the Securities and Exchange Commission on May 21, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VISHAY INTERTECHNOLOGY, INC.
 (Exact name of registrant as specified in its charter)
Delaware	38-1686453
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

63 Lancaster Avenue Malvern, PA	19355-2143
(Address of Principal Executive Offices)	(Zip Code)

VISHAY INTERTECHNOLOGY, INC. 2007 STOCK INCENTIVE PROGRAM
(As amended and restated effective May 20, 2014)
(Full Title of the Plan)
Lori Lipcaman
Chief Financial Officer
Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, Pennsylvania 19355-2143
 (Name and Address of Agent for Service)
(610) 644-1300
 (Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Brian M. Katz, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA 19103-2799
 (215) 981-4000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
___________________________________________________________________________________________________________

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.10 per share	3,500,000	$14.39	$50,365,000	$6,487.01
_____________________________________________________________________________________________________________________
(1)	Pursuant to Rule 416, there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments and that may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2)	Estimated pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee on the basis of the high and low sales prices of shares of Common Stock on the New York Stock Exchange on May 20, 2014.
EXPLANATORY NOTE

Registration of Additional Shares under the Vishay Intertechnology, Inc. 2007 Stock Incentive Program
Vishay Intertechnology, Inc. (the "Registrant") previously filed a registration statement of Form S-8 on July 10, 2007 (File No. 333-144466) (the "Old Registration Statement") to register under the Securities Act shares of the Registrant's common stock, par value $0.10 per share (the "Common Stock"), issuable pursuant to the original Vishay Intertechnology, Inc. 2007 Stock Incentive Program (the "Original 2007 Program").  The Original 2007 Program was amended and restated, effective May 20, 2014 (the "Amended and Restated 2007 Program") and at the same time, the Vishay Intertechnology, Inc., Senior Executive Phantom Stock Plan (the "Phantom Stock Plan") was merged with and into the Original 2007 Program, so that the Amended and Restated 2007 Program now includes awards of Phantom Stock Units.

Pursuant to General Instruction E of Form S-8, the Registrant is filing this registration statement on Form S-8 (the "Registration Statement") to register an additional 3,500,000 shares of Common Stock to be issued to executive officers, key employees, and directors of the Registrant and its subsidiaries (including 300,000 shares of Common Stock previously reserved for issuance under the Phantom Stock Plan), pursuant to the Amended and Restated 2007 Program.  The Old Registration Statement is incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits.

Exhibit Number	Description
5.1*	Opinion of Pepper Hamilton LLP.
23.1*	Consent of Ernst & Young, LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 to this Registration Statement).
24	Power of Attorney (included on the signature page of this Registration Statement).

* filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on this 21st day of  May, 2014.

VISHAY INTERTECHNOLOGY, INC.
By:	/s/ Lori Lipcaman Name: Lori Lipcaman Title: Executive Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Lori Lipcaman as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
Principal Executive Officer:
/s/ Gerald Paul	President, Chief Executive Officer, and Director	May 21, 2014
Dr. Gerald Paul

Principal Financial and Accounting Officer:
/s/ Lori Lipcaman	Executive Vice President and Chief Financial Officer	May 21, 2014
Lori Lipcaman

Board of Directors:
/s/ Marc Zandman	Executive Chairman of the Board of Directors	May 21, 2014
Marc Zandman

/s/ Abraham Ludomirski	Director	May 21, 2014
Dr. Abraham Ludomirski

/s/ Frank D. Maier	Director	May 21, 2014
Frank D. Maier

/s/ Wayne M. Rogers	Director	May 21, 2014
Wayne M. Rogers

/s/ Ronald M. Ruzic	Director	May 21, 2014
Ronald M. Ruzic

/s/ Ziv Shoshani	Director	May 21, 2014
Ziv Shoshani

/s/ Timothy V. Talbert	Director	May 21, 2014
Timothy V. Talbert

/s/ Thomas C. Wertheimer	Director	May 21, 2014
Thomas C. Wertheimer

/s/ Ruta Zandman	Director	May 21, 2014
Ruta Zandman

EXHIBIT INDEX
Exhibit Number	Description
5.1*	Opinion of Pepper Hamilton LLP.
23.1*	Consent of Ernst & Young, LLP.
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 to this Registration Statement).
24	Power of Attorney (included on the signature page of this Registration Statement).

* filed herewith.